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FOR IMMEDIATE RELEASE
February 23, 2001

                 Anker Coal Group Launches Debt-For-Equity Swap


        Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has commenced an offer to exchange up to 38,006 shares of new convertible preferred stock for up to $38,006,000 principal amount of its 14.25% Series B Second Priority Senior Secured Notes due 2007. There are currently $126.7 million aggregate principal amount of notes outstanding.

        In the exchange, holders may exchange each $1,000 principal amount of notes tendered for one share of preferred stock with a liquidation preference of $1,000. If more than $38,006,000 principal amount of the notes are tendered, the notes will be exchanged on a pro rata basis in proportion to the amount of notes tendered by each participating holder. If the holders of $38,006,000 principal amount of notes exchange their notes on these terms, $38,006,000 liquidation preference of the new preferred stock would be issued and those shares would be convertible into substantially all of the then outstanding common stock of the Company on a fully-diluted basis. As part of the exchange offer, interest will be paid on all notes that are accepted for exchange through the exchange date. The terms of notes not exchanged in this offer will remain unchanged. The offer will expire at 12:00 midnight on March 23, 2001 unless extended.

        The exchange offer is subject to a number of conditions, including the tender of at least $34,205,000 aggregate principal amount of the notes, consent by the Company's senior lenders to the exchange offer, certain consents and waivers by the Company's existing common and preferred stockholders and the deposit of sufficient funds with the trustee of the notes to make the interest payment due on April 1, 2001. In addition, the Company announced that in connection with (but not as a condition to) the exchange offer it has requested that its senior lenders amend its credit facility to temporarily relax certain restrictions on its borrowings under that facility. There can be no assurance that these conditions will be satisfied, that the exchange offer will be completed or that an amendment to the credit facility will be successfully negotiated.

        This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the notes or an offer to sell with respect to the preferred stock. The exchange offer is being made solely by an Offer to Exchange which contains important information and is being sent to holders of the notes. The Offer to Exchange will also be filed with the SEC as an exhibit to a Form 8-K.

        The Bank of New York is acting as the exchange agent in this exchange offer.

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        Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

        Contact Bruce Sparks, President, Anker Coal Group, Inc. at
(304) 594-1616.